NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2020 Financial Results
Q4 Net Sales Increase of 25%; Record Q4 Comparable Sales Increase of 13.8%
Q4 EPS of $2.20

PHILADELPHIA, PA – (March 17, 2021) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2020 ended January 30, 2021.

For the fourth quarter ended January 30, 2021:
•Net sales increased by 24.9% to $858.5 million from $687.1 million in the fourth quarter of fiscal 2019; comparable sales increased by 13.8%.
•The Company opened 2 new stores and ended the quarter with 1,020 stores in 38 states. This represents an increase in stores of 13.3% from the end of the fourth quarter of fiscal 2019.
•Operating income increased by 17.7% to $169.6 million from $144.1 million in the fourth quarter of fiscal 2019.
•The effective tax rate was 26.6% compared to 23.6% in the fourth quarter of fiscal 2019.
•Net income increased by 12.3% to $123.9 million from $110.4 million in the fourth quarter of fiscal 2019.
•Diluted income per common share was $2.20 compared to $1.97 in the fourth quarter of fiscal 2019. The fourth quarter of fiscal 2019 included a $0.01 benefit from share-based accounting.
For the fiscal year ended January 30, 2021:
•Net sales increased by 6.2% to $1,962.1 million from $1,846.7 million in fiscal 2019; comparable sales decreased by 5.5%.
•The Company opened 120 net new stores compared to 150 new stores opened in fiscal 2019.
•Operating income decreased by 28.8% to $154.8 million from $217.3 million in fiscal 2019.
•The effective tax rate was 19.4% compared to 21.0% in fiscal 2019.
•Net income decreased by 29.5% to $123.4 million from $175.1 million in fiscal 2019.
•Diluted income per common share was $2.20 compared to $3.12 in fiscal 2019. The benefit from share-based accounting was approximately $0.08 in fiscal 2020 compared to $0.14 in fiscal 2019.

Joel Anderson, President and CEO of Five Below, stated, “We closed out an unprecedented year with fourth quarter results that were even stronger than we expected, highlighted by a record fourth quarter comparable sales increase of 13.8% with broad-based strength across our worlds. I am so grateful for our outstanding teams, who executed seamlessly against our key priorities, with an unwavering commitment to health and safety, maintaining financial discipline and always placing the customer at the center of our decision-making.”

Mr. Anderson continued, “We enter 2021 with this same focus and dedication as we continue to invest in our foundation and in innovation across product, experience and supply chain, while returning to more normalized annual store growth. With plans to open 170 to 180 new stores in our Five Beyond prototype, we are excited to enter the two new states of Utah and New Mexico, bringing the states we operate in to 40. Concurrently, we are expanding our distribution center network with the addition of our Arizona facility this year. With continued focus on providing extreme value, trend-right products our customers ‘just gotta have!', combined with execution against key strategic initiatives, we are well positioned to achieve our objectives for 2021 and beyond.”

First Quarter and Fiscal 2021 Outlook:
The Company expects the following results for the first quarter of fiscal 2021. Given the uncertainty related to COVID-19 and potential future shifts in consumer spending, the Company will not be providing sales or earnings guidance for the full year of fiscal 2021.

For the first quarter of fiscal 2021:
•Net sales are expected to be in the range of $540 million to $560 million based on opening approximately 60 new stores.
•Net income is expected to be in the range of $31.6 million to $38.4 million.
•Diluted income per common share is expected to be in the range of $0.56 to $0.68 on approximately 56.4 million diluted weighted average shares outstanding.

Share Repurchase Program:
In 2018, the Company adopted a share repurchase program which will expire on March 31, 2021. On March 9, 2021, the Company announced that the Board of Directors have approved a new share repurchase program for up to $100 million of the Company's common shares through March 31, 2024. The number of common shares actually repurchased, and the timing and price of repurchases, will depend upon market conditions, Securities and Exchange Commission requirements, and other factors. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.

Conference Call Information:
A conference call to discuss the financial results for the fourth quarter and full year of fiscal 2020 is scheduled for today, March 17, 2021, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10151857. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including additional governmental restrictions and requirements, additional store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced beyond $5, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,050 stores in 38 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 30, 2021	February 1, 2020
Assets
Current assets:
Cash and cash equivalents	$268,783	$202,490
Short-term investment securities	140,928	59,229
Inventories	281,267	324,028
Prepaid income taxes	6,350	4,063
Prepaid expenses and other current assets	58,085	75,903
Total current assets	755,413	665,713
Property and equipment, net	565,351	439,086
Operating lease assets	975,862	842,988
Other assets	18,144	10,874
	$2,314,770	$1,958,661

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	138,622	130,242
Income taxes payable	2,025	9,505
Accrued salaries and wages	43,445	19,873
Other accrued expenses	108,504	81,255
Operating lease liabilities	143,074	110,470
Total current liabilities	435,670	351,345
Other long-term liabilities	1,048	1,199
Deferred income taxes	28,911	8,716
Long-term operating lease liabilities	967,255	837,623
Total liabilities	1,432,884	1,198,883
Shareholders’ equity:
Common stock	559	557
Additional paid-in capital	321,075	322,330
Retained earnings	560,252	436,891
Total shareholders’ equity	881,886	759,778
	$2,314,770	$1,958,661

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$858,514	$687,130	$1,962,137	$1,846,730
Cost of goods sold	517,584	398,002	1,309,807	1,172,764
Gross profit	340,930	289,128	652,330	673,966
Selling, general and administrative expenses	171,322	145,027	497,527	456,682
Operating income	169,608	144,101	154,803	217,284
Interest (expense) income and other, net	(719)	333	(1,736)	4,285
Income before income taxes	168,889	144,434	153,067	221,569
Income tax expense	44,952	34,060	29,706	46,513
Net income	$123,937	$110,374	$123,361	$175,056
Basic income per common share	$2.22	$1.98	$2.21	$3.14
Diluted income per common share	$2.20	$1.97	$2.20	$3.12
Weighted average shares outstanding:
Basic shares	55,901,221	55,692,475	55,816,508	55,823,535
Diluted shares	56,240,633	56,006,952	56,060,039	56,166,167

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended
	January 30, 2021	February 1, 2020
Operating activities:
Net income	$123,361	$175,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,345	54,979
Share-based compensation expense	9,551	12,383
Deferred income tax expense	20,195	14,842
Other non-cash expenses	2,572	117
Changes in operating assets and liabilities:
Inventories	42,761	(80,392)
Prepaid income taxes	(2,287)	(2,726)
Prepaid expenses and other assets	17,141	(16,603)
Accounts payable	11,146	20,742
Income taxes payable	(7,480)	(11,121)
Accrued salaries and wages	23,572	(4,713)
Operating leases	29,362	13,922
Other accrued expenses	26,727	10,543
Net cash provided by operating activities	365,966	187,029
Investing activities:
Purchases of investment securities and other investments	(192,612)	(136,148)
Sales, maturities, and redemptions of investment securities	105,912	154,865
Capital expenditures	(200,189)	(212,297)
Net cash used in investing activities	(286,889)	(193,580)
Financing activities:
Borrowing on note payable under Revolving Credit Facility	50,000	—
Repayment of note payable under Revolving Credit Facility	(50,000)	—
Cash paid for Revolving Credit Facility financing costs	(2,029)	—
Net proceeds from issuance of common stock	477	435
Repurchase and retirement of common stock	(12,663)	(36,885)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	5,348	4,110
Common shares withheld for taxes	(3,917)	(10,367)
Net cash used in financing activities	(12,784)	(42,707)
Net increase (decrease) in cash and cash equivalents	66,293	(49,258)
Cash and cash equivalents at beginning of year	202,490	251,748
Cash and cash equivalents at end of year	$268,783	$202,490